Exhibit 99.1

International Rectifier Reports Second Quarter Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—Jan. 28, 2013— International Rectifier Corporation (NYSE:IRF) today announced financial results for the second quarter (ended December 23, 2012) of its fiscal year 2013.  Revenue was $223.8 million, an 11.4% decrease from $252.5 million in the prior quarter and a 2.7% decrease from $230.1 million in the prior year quarter. GAAP net loss for the second quarter was $32.7 million, or $0.47 per fully diluted share compared with GAAP net loss of $28.8 million, or $0.42 per fully diluted share, in the prior quarter and GAAP net loss of $6.3 million, or $0.09 per fully diluted share in the prior year quarter.

“We expected a challenging December quarter given industry conditions,” stated President and Chief Executive Officer Oleg Khaykin. “Although revenue declined, we significantly reduced our inventory, continued to reduce our costs and increased our cash balance by $16 million.”

GAAP gross margin for the second quarter was 21.9% compared with 27.9% in the prior quarter and 35.4% in the prior year quarter. GAAP operating loss was $34.7 million compared with an operating loss of $20.8 million in the prior quarter and an operating loss of $3.3 million in the prior year quarter.

Cash, cash equivalents and marketable investments increased $16 million and totaled $383.3 million at the end of the second quarter, including restricted cash of $1.6 million.

Cash provided by operating activities for the quarter was $41.9 million and free cash flow was $15.9 million.

Non-GAAP Results

The non-GAAP results the Company provides exclude the effects of accelerated depreciation, asset impairment and inventory write-offs associated with our El Segundo fab closure, restructuring costs, severance costs, impairment of goodwill, amortization of intangibles, the associated net tax effects of these items, and discrete tax provisions and benefits. The Company excludes any tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability.

A reconciliation of these non-GAAP measures to the Company’s reported net income (loss), gross margin and operating income (loss) results in accordance with U.S. GAAP are set forth in the attached schedules below and on our web-site at www.investor.irf.com.

On this basis, non-GAAP net loss for the second quarter was $30.3 million, or $0.44 per fully diluted share compared with non-GAAP net loss of $13.9 million, or $0.20 per fully diluted share in the prior quarter and non-GAAP net loss of $2.6 million, or $0.04 per fully diluted share in the prior year quarter.

Non-GAAP gross margin for the second quarter was 22.2% compared with non-GAAP gross margin of 28.3% in the prior quarter and non-GAAP gross margin of 35.4% in the prior year quarter. Non-GAAP operating loss for the second quarter was $27.6 million compared with non-GAAP operating loss of $9.3 million in the prior quarter and non-GAAP operating loss of $0.9 million in the prior year quarter.

March Quarter Outlook

Oleg Khaykin noted: “Order trends are starting to improve across all of our end markets with the exception of computing. As a result, we currently expect revenue to range from $220 million to $235 million. Gross margin is expected to be between 22% and 23% mainly due to low factory utilization and the continued reduction of our inventory.

“The market indicators are showing encouraging signs that a bottom has formed and demand is slowly starting to improve. As demand returns into the summer, we would expect positive momentum from rising utilization, increasing turns and improving product mix,” concluded Mr. Khaykin.

The following table outlines International Rectifier’s current forward looking March quarter outlook (on a GAAP basis):

Revenue	$220 to $235 million
Gross margin	22% to 23%
Research and development expense	$31 million
Sales, general and administrative expense	$45 million
Asset impairment, restructuring and other charges	$2 to $3 million
Amortization of acquisition related intangibles	$1.7 million
Other expense, net	$1 million
Tax expense	$2 to $3 million

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended December 23, 2012, September 23, 2012, and December 25, 2011, respectively, reconcile revenue and gross margin for the Company’s segments to the consolidated total amounts of such measures for the Company.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the second quarter of the 2013 fiscal year with the Securities and Exchange Commission on Tuesday, January 29, 2013. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE:  A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the company’s December quarter results and March quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 6:00 p.m. Pacific time on Monday, January 28 through Monday, February 4, 2013. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter reservation number 40285251. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will”, “outlook” or similar expressions, we are making forward-looking statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand or order cancellations arising from a decline or volatility in general market and economic conditions and the failure of the market to improve as anticipated; reduced margins from lower than expected factory utilization, higher than expected costs and customer shifts to lower margin products; changes in the timing or amount of costs associated with, or disruptions caused by, our restructuring initiatives; our ability to implement our restructuring initiatives as planned and achieve the anticipated benefits, which may be affected by, among other things: customer requirements, changes in business conditions and/or operational needs, retention of key employees, governmental regulations, delays and increased costs; unexpected costs or delays in implementing our plans to secure and qualify external manufacturing capacity for our products, including the purchase and installation of additional manufacturing equipment; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; volatility or deterioration of capital markets; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; the effects of natural disasters; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	December 23, 2012	September 23, 2012	December 25, 2011
Revenues	$223,822	$252,492	$230,078
Cost of sales	174,733	181,951	148,659
Gross profit	49,089	70,541	81,419

Selling, general and administrative expense	45,083	47,295	50,558
Research and development expense	32,125	33,449	32,227
Amortization of acquisition-related intangible assets	1,680	1,680	1,939
Asset impairment, restructuring and other charges	4,941	8,966	—
Operating loss	(34,740)	(20,849)	(3,305)
Other expense, net	411	1,008	1,956
Interest income, net	(8)	(32)	(31)
Loss before income taxes	(35,143)	(21,825)	(5,230)
Provision for (benefit from) income taxes	(2,421)	6,950	1,107
Net loss	$(32,722)	$(28,775)	$(6,337)

Net loss per common share—basic (1)	$(0.47)	$(0.42)	$(0.09)
Net loss per common share—diluted (1)	$(0.47)	$(0.42)	$(0.09)

Average common shares outstanding—basic	69,144	69,283	69,046
Average common shares and potentially dilutive securities outstanding—diluted	69,144	69,283	69,046

(1)         Net income (loss) per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of net income allocated to these RSUs is excluded from income available to common shareholders in the calculation of earnings per share.  As we were in a net loss for the three months ended December 23, 2012, September 23, 2012, and December 25, 2011, we did not have any income to allocate to unvested RSUs on which we could pay dividend equivalents.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 23, 2012	September 23, 2012	December 25, 2011
ASSETS
Current assets:
Cash and cash equivalents	$366,656	$279,815	$271,489
Restricted cash	624	616	492
Short-term investments	10,104	75,777	115,344
Trade accounts receivable, net of allowances	134,029	151,556	165,963
Inventories	260,717	283,516	308,896
Current deferred tax assets	5,181	5,251	2,005
Prepaid expenses and other receivables	36,095	34,347	38,246
Total current assets	813,406	830,878	902,435
Restricted cash	940	940	915
Long-term investments	5,003	10,048	10,312
Property, plant and equipment, net	456,139	465,501	463,273
Goodwill	52,149	52,149	121,570
Acquisition-related intangible assets, net	25,216	26,896	32,391
Long-term deferred tax assets	37,456	38,118	24,945
Other assets	60,004	62,393	51,804
Total assets	$1,450,313	$1,486,923	$1,607,645
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$70,649	$66,342	$93,695
Accrued income taxes	496	—	4,442
Accrued salaries, wages and commissions	40,740	44,008	39,755
Current deferred tax liabilities	—	—	2
Other accrued expenses	73,822	75,745	84,221
Total current liabilities	185,707	186,095	222,115
Long-term deferred tax liabilities	4,928	7,692	3,856
Other long-term liabilities	30,186	37,343	37,503
Total liabilities	220,821	231,130	263,474
Commitments and contingencies
Stockholders’ equity:
Common shares	75,353	75,322	74,795
Capital contributed in excess of par value	1,048,586	1,042,962	1,029,085
Treasury stock, at cost	(113,175)	(113,175)	(104,821)
Retained earnings	229,188	261,910	361,360
Accumulated other comprehensive loss	(10,460)	(11,226)	(16,248)
Total stockholders’ equity	1,229,492	1,255,793	1,344,171
Total liabilities and stockholders’ equity	$1,450,313	$1,486,923	$1,607,645

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	December 23, 2012 (Unaudited)	September 23, 2012 (Unaudited)	December 25, 2011 (Unaudited)
Cash flows from operating activities:
Net loss	$(32,722)	$(28,775)	$(6,337)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,088	22,687	20,670
Amortization of acquisition-related intangible assets	1,680	1,680	1,939
Loss (gain) on disposal of fixed assets	4,183	(84)	431
Stock compensation expense	5,378	5,739	4,262
Gain on sale of investments	(8)	—	(7)
Other-than-temporary impairment of investments	—	—	1,844
Provision for (recovery of) bad debts	—	2	(34)
Provision for inventory write-downs	6,060	5,335	3,138
Impairment of long-lived assets	2,376	—	—
(Gain) loss on derivatives	(93)	2,210	(77)
Deferred income taxes	227	5,357	2,132
Excess tax benefit from stock-based awards	1	(1)	(50)
Changes in operating assets and liabilities, net	30,727	(5,119)	(48,343)
Other	1,028	(2,492)	1,038
Net cash provided by (used in) operating activities	41,925	6,539	$(19,394)
Cash flows from investing activities:
Additions to property, plant and equipment	(26,054)	(21,986)	(26,603)
Proceeds from sale of property, plant and equipment	—	118	—
Sale of investments	52,131	—	9,521
Maturities of investments	18,500	3,000	95,298
Purchase of investments	—	(9,979)	(53,753)
Additions to (release from) restricted cash	(9)	(4)	675
Net cash used in (provided by) investing activities	44,568	(28,851)	25,138
Cash flows from financing activities:
Proceeds from exercise of stock options	324	663	1,364
Excess tax benefit from stock-based awards	(1)	1	50
Purchase of treasury stock	—	(5,210)	—
Net settlement of restricted stock units for tax withholdings	(45)	(980)	(87)
Net cash used in financing activities	278	(5,526)	1,327
Effect of exchange rate changes on cash and cash equivalents	70	2,230	(121)
Net increase (decrease) in cash and cash equivalents	86,841	(25,608)	6,950
Cash and cash equivalents, beginning of period	279,815	305,423	264,539
Cash and cash equivalents, end of period	$366,656	$279,815	$271,489

For the three months ended December 23, 2012, September 23, 2012, and December 25, 2011, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	Three Months Ended
	December 23, 2012			September 23, 2012			December 25, 2011
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$83,273	37.2%	14.5%	$90,826	36.0%	20.4%	$72,490	31.5%	29.3%
Energy saving products	36,174	16.2	14.8	44,455	17.6	14.1	58,938	25.6	36.6
Automotive products	28,414	12.7	11.1	28,838	11.4	10.4	24,647	10.7	17.9
Enterprise power	28,649	12.8	25.0	37,809	15.0	38.0	30,530	13.3	36.1
HiRel	47,061	21.0	44.7	48,416	19.2	55.5	44,410	19.3	54.2
Customer segments total	223,571	99.9	21.8	250,344	99.1	27.6	231,015	100.4	35.6
Intellectual property	251	0.1	100.0	2,148	0.9	69.3	(937)	(0.4)	(100.0)
Consolidated total	$223,822	100.0%	21.9%	$252,492	100.0%	27.9%	$230,078	100.0%	35.4%

For the three months ended December 23, 2012, September 23, 2012, and December 25, 2011, stock-based compensation was as follows (in thousands):

	Three Months Ended
	December 23, 2012	September 23, 2012	December 25, 2011
Selling, general and administrative expense	$2,858	$3,160	$2,276
Research and development expense	1,397	1,420	1,172
Cost of sales	1,123	1,159	814
Total stock-based compensation expense	$5,378	$5,739	$4,262

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Gross Profit:

	Three Months Ended
	December 23, 2012	September 23, 2012	December 25, 2011
GAAP Gross profit	$49,089	$70,541	$81,419

Adjustments to reconcile GAAP to Non-GAAP gross profit:
Accelerated depreciation	551	491	—
Inventory write-downs related to fab closure	—	398	—
Non-GAAP gross profit	$49,640	$71,430	$81,419
Non-GAAP gross profit-percentage	22.2%	28.3%	35.4%

Reconciliation of GAAP to Non-GAAP Operating Loss:

	Three Months Ended
	December 23, 2012	September 23, 2012	December 25, 2011
GAAP Operating loss	$(34,740)	$(20,849)	$(3,305)

Adjustments to reconcile GAAP to Non-GAAP operating loss:
Accelerated depreciation	551	491	—
Inventory write-downs related to fab closure	—	398	—
Severance	—	—	448
Amortization of acquisition-related intangible assets	1,680	1,680	1,939
Asset impairment, restructuring and other charges	4,941	8,966	—
Non-GAAP operating loss	$(27,568)	$(9,314)	$(918)

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Net Loss:

	Three Months Ended
	December 23, 2012	September 23, 2012	December 25, 2011
GAAP Net loss	$(32,722)	$(28,775)	$(6,337)

Adjustments to reconcile GAAP to Non-GAAP net loss:
Accelerated depreciation	551	491	—
Inventory write-downs related to fab closure	—	398	—
Severance	—	—	448
Amortization of acquisition-related intangible assets	1,680	1,680	1,939
Asset impairment, restructuring and other charges	4,941	8,966	—
Tax (benefit) expense of discrete items and other tax adjustments	(4,739)	3,300	1,278
Non-GAAP net loss	$(30,289)	$(13,940)	$(2,672)

GAAP net loss per common share—basic (1)	$(0.47)	$(0.42)	$(0.09)
Non-GAAP adjustments per above	0.03	0.22	0.05
Non-GAAP net loss per common share—basic (1)	$(0.44)	$(0.20)	$(0.04)

GAAP net loss per common share—diluted (1)	$(0.47)	$(0.42)	$(0.09)
Non-GAAP adjustments per above	0.03	0.22	0.05
Non-GAAP net loss per common share—diluted (1)	$(0.44)	$(0.20)	$(0.04)

Average common shares outstanding—basic	69,144	69,283	69,046
Average common shares and potentially dilutive securities outstanding—diluted	69,144	69,283	69,046

(1)         GAAP net income (loss) per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, to properly calculate non-GAAP net income (loss) per common share, non-GAAP net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of non-GAAP net income allocated to these RSUs is excluded from income available to common shareholders in the calculation of earnings per share.  As we were in a net loss for the three months ended December 23, 2012, September 23, 2012, and December 25, 2011, we did not have any non-GAAP income to allocate to unvested RSUs on which we could pay dividend equivalents.

We provide non-GAAP net income and non-GAAP net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. These supplemental measures exclude, among other things, accelerated depreciation, inventory write-offs related to fab closures, severance, impairment of goodwill, charges related to the amortization of acquisition-related intangible assets, the impact of asset impairment, restructuring and other charges. We also exclude tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability in addition to tax adjustments related to non-GAAP operating income (loss) adjustments.

We use non-GAAP measures to evaluate the performance of our core businesses and to estimate future core performance. Since we find these measures to be useful, we believe that investors will benefit from seeing non-GAAP measures in addition to seeing our GAAP results. This information facilitates our internal comparisons to our historical operating results as well as to the operating results of our competitors.

Our management recognizes that items such as amortization of intangibles and asset impairment, restructuring and other charges can have a material impact on our cash flows and/or our net income. Our GAAP financial statements including our statement of cash flows portray those effects. Although we believe it is useful for investors to see core performance free of non-GAAP adjustments, investors should understand that the excluded items can be expenses and charges that impact the Company’s total cash balance. To gain a complete picture of all effects on the Company’s profit and loss from any and all events, management does (and investors should) consider only the GAAP income statement and the other financial measures. The non-GAAP numbers focus instead upon the core business of the Company, which is only a subset, albeit an important one, of the Company’s performance, and should not be relied upon by investors.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different (and contain different inclusions and exclusions as compared to GAAP information) from the non-GAAP information provided by other companies and therefore is not being provided for the purpose of comparisons with other companies.

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Company contact:

Investors

Chris Toth

310.252.7731

Media

Sian Cummins

310.252.7148